Exhibit 99.1
Cornerstone Therapeutics Reports Second Quarter and First Half 2009 Financial Results
Cary, N.C., August 11, 2009 – Cornerstone Therapeutics Inc. (NASDAQ CM: CRTX), a specialty pharmaceutical company focused on acquiring, developing and commercializing significant products primarily for the respiratory and related markets, today reported financial results for the three and six months ended June 30, 2009.
Recent Highlights:
▪	Second quarter net revenues increase $10.9 million to $25.0 million, or 78%, compared to 2008

▪	Cash balance improves to $15.5 million at June 30, 2009 from $9.3 million at December 31, 2008

▪	$70 million strategic transaction with Chiesi Farmaceutici S.p.A. closes, adding a further $15.5 million in cash, net of $1.4 million of transaction-related costs that were expensed in the second quarter

▪	Company agrees to acquire the commercial rights to Factive®

▪	Company submits an FDA regulatory filing for an extended-release antitussive product
As previously disclosed, Critical Therapeutics, Inc. and Cornerstone BioPharma Holdings, Inc. (Cornerstone BioPharma) completed their merger on October 31, 2008, and the combined company was renamed Cornerstone Therapeutics Inc. (the Company). Cornerstone BioPharma was deemed to be the acquiring company for accounting purposes and the transaction was accounted for as a reverse acquisition in accordance with generally accepted accounting principles. Accordingly, the Company’s financial statements for periods prior to the merger reflect the historical results of Cornerstone BioPharma, and not Critical Therapeutics, and Cornerstone Therapeutics’ financial statements for all subsequent periods reflect the results of the combined company. In addition, unless specifically noted otherwise, the Company’s financial results do not include the historical financial results of Critical Therapeutics (including sales of Zyflo CR® and Zyflo®) prior to the completion of the merger.
Financial Results for the Three and Six Months Ended June 30, 2009 and 2008
Net revenues for the three months ended June 30, 2009 increased $10.9 million over the same period in 2008, or 78%, to $25.0 million. Net revenues for the six months ended June 30, 2009 increased $32.2 million over the same period in 2008, or 137%, to $55.7 million.
Net product sales were $25.0 million in the second quarter of 2009, compared to $13.7 million in the same period of 2008, an increase of $11.3 million, or 82%. For the six months ended June 30, 2009, net product sales were $55.5 million, compared to $22.7 million in the same period of 2008, an increase of approximately $32.7 million, or 144%.
Zyflo CR and Zyflo net product sales were $3.5 million and $8.8 million for the three and six months ended June 30, 2009, respectively. As noted above, the Company’s historical financial results for the three and six months ended June 30, 2008 do not include sales of Zyflo CR and Zyflo by Critical Therapeutics prior to the completion of our October 31, 2008 merger.
Spectracef® net product sales increased slightly for the three and six months ended June 30, 2009 compared to the three and six months ended June 30, 2008, primarily due to the launch of the Spectracef 400 mg Dose Packs in late 2008.
AlleRx® Dose Pack family of products net product sales for the three months ended June 30, 2009 increased by $2.2 million, or 35%, to $8.6 million compared to the three months ended June 30, 2008.

For the six months ended June 30, 2009, net product sales increased by $6.6 million, or 51%, to $19.4 million compared to the six months ended in June 30, 2008. The growth in net product sales was due primarily to reduced competition and a price increase on the entire product family, offset by volume decreases in the AlleRx PE and the AlleRx DF formulations due to generic competition.
HyoMAX® net product sales increased $4.4 million, or 98%, to $8.8 million for the three months ended June 30, 2009 and increased $12.9 million, or 289%, to $17.4 million for the six months ended June 30, 2009, both compared to the same periods in 2008. These increases were primarily due to the timing of the HyoMAX product launches, which occurred in May through July of 2008. In addition, Cornerstone experienced a net reduction in sales prices due to increased competition during the three and six months ended June 30, 2009.
Gross profit was $22.1 million and $49.6 million in the three and six months ended June 30, 2009, respectively, compared to $13.1 million and $22.0 million in the corresponding periods of 2008. Gross margin (exclusive of royalty agreement revenues and amortization of product rights) was 88% and 93% for the three months ended June 30, 2009 and 2008, respectively. Gross margin (exclusive of royalty agreement revenues and amortization of product rights) was 89% and 93% for the six months ended June 30, 2009 and 2008, respectively. The reduction in margins in both periods resulted primarily from a change in the mix of products comprising net product sales.
Sales and marketing expenses increased $2.9 million and $4.4 million for the three and six months ended June 30, 2009 compared to the three and six months ended June 30, 2008, respectively. The increases in sales and marketing expenses were primarily attributable to growth of the sales force and management team; advertising and promotional spending; and co-promotion, travel and consulting-related expenses.
Royalty expenses increased $2.1 million and $7.1 million for the three and six months ended June 30, 2009 compared to the three and six months ended June 30, 2008, respectively. These increases were primarily due to the launches of the Company’s four HyoMAX products, the first of which occurred in May 2008; increased net product sales of the AlleRx Dose Pack family of products; and royalties relating to Zyflo CR and Zyflo, which were acquired in the October 31, 2008 merger.
General and administrative expenses increased $2.8 million and $5.1 million for the three and six months ended June 30, 2009 compared to the three and six months ended June 30, 2008, respectively. These increases were primarily due to increases in our workforce; an increase in legal and accounting costs, most of which relate to increased requirements as a result of becoming a public company and costs associated with the Chiesi transaction; FDA regulatory-related fees; and product liability and other insurance-related costs.
For the three and six months ended June 30, 2009, the Company had operating income of $3.1 million and $13.4 million, respectively, or 12.4% and 24.1% of net revenues, respectively. This is compared with operating income of $3.0 million and $4.4 million, or 21.5% and 18.7% of net revenues, respectively, for the same periods in 2008. The Company’s second quarter 2009 net income and diluted earnings per share were $1.7 million and $0.13, respectively. For the six months ended June 30, 2009, Cornerstone’s net income and diluted earnings per share were $8.1 million and $0.60, respectively.
“It has been an extremely busy and successful several months on multiple fronts for Cornerstone,” said Craig A. Collard, Cornerstone’s President and Chief Executive Officer. “We recently closed our transaction with Chiesi and are excited to add Curosurf®, the world-leading treatment approved by the FDA for Respiratory Distress Syndrome in premature infants, to our product portfolio. In addition, we signed a definitive asset purchase agreement with Oscient Pharmaceuticals to acquire the commercial rights to the antibiotic Factive®. We continued to advance the development of our product candidates and submitted a regulatory filing with the FDA for an extended-release antitussive product (CRTX 067) that, if approved, would compete directly in the large prescription antitussive market. As a result of our efforts since our October 2008 merger, we were added to the Russell 3000®Index in June, which will increase our visibility among investors.”

As of June 30, 2009, the Company had $15.5 million in cash and cash equivalents, an increase of $6.2 million compared to December 31, 2008.
2009 Outlook
Cornerstone continues to expect net revenues in excess of $95 million for the full-year 2009. In addition, the Company continues to anticipate achieving income from operations in excess of $17 million. As a reminder, during the first quarter, Cornerstone enjoyed limited competition within the market for its HyoMAX products, but the Company now faces market competition across a number of HyoMAX product lines. Also, to reiterate, Cornerstone’s guidance assumes an increase of approximately $4.5 million in clinical development spend over 2008 and does not include any impact from the Chiesi transaction or the Curosurf product. The Company expects to provide an updated outlook that includes the Chiesi transaction and the Curosurf product with its third quarter earnings announcement.
Conference Call Information
Cornerstone Therapeutics will host a conference call today at 8:30 AM ET to discuss its financial results for the three and six months ended June 30, 2009 and to provide an update on its strategy, operations and product development pipeline. To participate in the live conference call, please dial 866-510-0710 (U.S. callers) or 617-597-5378 (international callers), and provide passcode 99519413. A live webcast of the call will also be available through the Investor Relations section of the Company’s website. Please allow extra time prior to the webcast to register, download and install any necessary audio software.
The webcast will be archived for 30 days, and a telephone replay of the call will be available for seven days, beginning today at 11:30 AM ET at 888-286-8010 (U.S. callers) or 617-801-6888 (international callers), passcode 84986553.
About Cornerstone Therapeutics
Cornerstone Therapeutics Inc. (NASDAQ CM: CRTX), headquartered in Cary, N.C., is a specialty pharmaceutical company focused on acquiring, developing and commercializing significant products primarily for the respiratory and related markets. The Company currently promotes multiple marketed products in the United States to respiratory-focused physicians and key retail pharmacies with its specialty sales force. The Company also has a late-stage clinical pipeline with a recent regulatory submission filing and four additional regulatory approval submissions targeted within the next three years. Key elements of the Company’s strategy are to in-license or acquire rights to underpromoted, patent-protected, branded respiratory or related pharmaceutical products, or late-stage product candidates; implement life cycle management strategies to maximize the potential value and competitive position of the Company’s currently marketed products, newly acquired products and product candidates that are currently in development; grow product revenue through the Company’s specialty sales force which is focused on the respiratory and related markets; and maintain and strengthen the intellectual property position of the Company’s currently marketed products, newly acquired products and product candidates.
Safe Harbor Statement
Statements in this press release regarding the progress and timing of our product development programs and related trials; our future opportunities; our strategy, future operations, financial position, future revenues and projected costs; our management’s prospects, plans and objectives; and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including, without limitation, statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “target,” “will,” “would” and similar expressions) should also be considered to be forward-looking statements.
There are a number of important factors that could cause our actual results or events to differ materially from those indicated by such forward-looking statements, including risks related to our ability to develop and maintain the necessary sales, marketing, supply chain, distribution and manufacturing capabilities to commercialize our products, including difficulties relating to the manufacture of Zyflo CR tablets; the possibility that the Food and Drug Administration (the FDA) will take enforcement action against us or one or more of our marketed drugs that do not have FDA-approved marketing applications; patient, physician and third-party payor acceptance of our products as safe and effective therapeutic products; our heavy dependence on the commercial success of a relatively small number of currently marketed products; our ability to maintain regulatory approvals to market and sell our products that do have FDA-approved marketing applications; our ability to enter into additional strategic licensing, collaboration or co-promotion transactions on favorable terms, if at all; our ability to maintain compliance with NASDAQ listing requirements; adverse side effects experienced by patients taking our products; difficulties relating to clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; our ability to satisfy FDA and other regulatory requirements; our ability to obtain, maintain and enforce patent and other intellectual property protection for our products and product candidates; and the other factors described in Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the SEC) on May 7, 2009 and other filings that we make with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.
In addition, the statements in this press release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments that we may make or enter into, except that in particular circumstances as specifically indicated we may address the potential impact of our transaction with Chiesi. These forward-looking statements should not be relied upon as representing our views as of any date after the date of this release.
Zyflo CR®, Zyflo ®, AlleRx® and HyoMAX® are trademarks of Cornerstone Therapeutics Inc. All other trademarks are the property of their respective owners.
Investor Relations Contacts:
FD
Evan Smith/Brian Ritchie
212-850-5600
evan.smith@fd.com/brian.ritchie@fd.com
Media Relations Contact:
FD
Robert Stanislaro
212-850-5600
robert.stanislaro@fd.com
FINANCIAL TABLES FOLLOW

CORNERSTONE THERAPEUTICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net revenues	$24,993	$14,067	$55,698	$23,512
Costs and expenses:
Cost of product sales (exclusive of amortization of product rights)	2,901	933	6,102	1,498
Sales and marketing	6,524	3,626	11,919	7,534
Royalties	5,651	3,559	11,942	4,804
General and administrative	5,127	2,288	8,887	3,811
Research and development	1,188	507	2,350	605
Amortization of product rights	510	109	1,021	848
Other charges	5	27	31	27

Total costs and expenses	21,906	11,049	42,252	19,127

Income from operations	3,087	3,018	13,446	4,385

Other expenses:
Interest expense, net	(42)	(343)	(114)	(722)

Total other expenses	(42)	(343)	(114)	(722)

Income before income taxes	3,045	2,675	13,332	3,663
Provision for income taxes	(1,307)	(520)	(5,279)	(839)

Net income	$1,738	$2,155	$8,053	$2,824

Net income per share, basic	$0.14	$0.36	$0.67	$0.48

Net income per share, diluted	$0.13	$0.31	$0.60	$0.41

Weighted-average common shares, basic	12,166,989	5,934,496	12,095,764	5,934,496

Weighted-average common shares, diluted	13,584,314	6,864,243	13,486,956	6,851,107

CORNERSTONE THERAPEUTICS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(In thousands, except share and per share data)

	June 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$15,459	$9,286
Marketable securities	—	300
Accounts receivable, net	14,136	12,987
Inventories, net	11,993	11,222
Prepaid and other current assets	3,296	1,754
Deferred income tax asset	3,512	2,428

Total current assets	48,396	37,977

Property and equipment, net	979	895
Product rights, net	16,681	17,702
Goodwill	13,231	13,231
Amounts due from related parties	38	38
Other assets	789	46

Total assets	$80,114	$69,889

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,843	$10,288
Accrued expenses	24,554	19,052
Current portion of license agreement liability	1,257	2,543
Current portion of capital lease	10	—
Income taxes payable	2,502	2,937

Total current liabilities	36,166	34,820

License agreement liability, less current portion	2,313	2,313
Capital lease, less current portion	44	—
Deferred income tax liability	2,989	3,330

Total liabilities	41,512	40,463

Stockholders’ equity
Preferred stock — $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock — $0.001 par value, 90,000,000 shares authorized; 12,402,509 and 12,023,747 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively	12	12
Additional paid-in capital	34,642	33,519
Retained earnings (accumulated deficit)	3,948	(4,105)

Total stockholders’ equity	38,602	29,426

Total liabilities and stockholders’ equity	$80,114	$69,889

CORNERSTONE THERAPEUTICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities
Net income	$8,053	$2,824
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	1,131	886
Provision for prompt payment discounts	1,574	491
Provision for inventory obsolescence	568	(43)
Stock-based compensation	852	169
Benefit for deferred income taxes	(1,425)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,723)	(6,671)
Inventories	(1,339)	(618)
Prepaid expenses and other assets	(2,285)	2,123
Accounts payable	(2,445)	1,062
Accrued expenses	4,216	2,781
Income taxes payable	(435)	786

Net cash provided by operating activities	5,742	3,790

Cash flows from investing activities
Advances to related parties	—	(19)
Proceeds from sale of marketable securities	300	—
Purchase of property and equipment	(136)	(16)
Purchase of product rights	—	(1,750)
Collection of deposits	—	15
Payment of deposits	—	(32)

Net cash provided by (used in) investing activities	164	(1,802)

Cash flows from financing activities
Proceeds from exercise of common stock options	271	—
Proceeds from line of credit	—	5,500
Principal payments on line of credit	—	(7,250)
Principal payments on notes payable	—	(460)
Principal payments on capital lease obligation	(4)	—

Net cash provided by (used in) financing activities	267	(2,210)

Net increase (decrease) in cash and cash equivalents	6,173	(222)
Cash and cash equivalents as of beginning of period	9,286	241

Cash and cash equivalents as of end of period	$15,459	$19